Exhibit 2.1

PROMISSORY NOTE FEE AGREEMENT

This PROMISSORY NOTE FEE AGREEMENT (this “Agreement”) is made and entered into effectively as of October 2, 2024 (the “Effective Date”), by and among SRIRAMA Associates, LLC, a Delaware limited liability company (“Sponsor”) and PowerUp Acquisition Corp., a Cayman Islands exempted company (“SPAC”) (each a “Party” and, collectively, the “Parties”).

WHEREAS, SPAC entered into a non-biding letter of intent with Visiox Pharmaceuticals, Inc. (“Visiox”) on November 21, 2023 (the “Visiox LOI”) for the purposes of completing a business combination;

WHEREAS, the Visiox LOI contemplated that Sponsor would provide Visiox a bridge loan of $2,000,000 on behalf of SPAC in order to provide Visiox adequate working capital to maintain business operations and cover expenses incurred through the business combination process, with such loan to be repaid upon the closing of the business combination between SPAC and Visiox;

WHEREAS, the Visiox LOI also contemplated that as partial consideration for the significant risk associated with Sponsor providing Visiox a bridge loan prior to entering into any business combination agreement, Sponsor would be entitled to a $2,000,000 fee upon the successful closing of the business combination between SPAC and Visiox (the “Original Promissory Note Fee”);

WHEREAS, on December 1, 2023, Visiox and Sponsor consummated the bridge loan by executing a secured convertible note of $2,000,000 (the “Visiox Promissory Note”);

WHEREAS, on December 26, 2023, SPAC, Visiox, Sponsor and other parties entered into a business combination agreement (the “Visiox BCA”), which provided, among other things, the payment of the Original Promissory Note Fee to Sponsor upon the successful closing of the business combination between SPAC and Visiox;

WHEREAS, on July 22, 2024, SPAC terminated the Visiox BCA, which terminated Sponsor’s right to the Original Promissory Note Fee;

WHEREAS, on August 26, 2024, SPAC entered into a subsequent business combination agreement with Aspire Biopharma, Inc. (“Aspire”), Sponsor, Powerup Merger Sub II, Inc., and Stephen Quesenberry (the “Aspire BCA”);

WHEREAS, as part of the negotiations for the Aspire BCA, SPAC acknowledged that Sponsor took significant risk on behalf of SPAC by entering into the Visiox Promissory Note, and that Sponsor should be compensated for that risk despite the termination of the right to receive the Original Promissory Note Fee as a result of the termination of the Visiox BCA;

WHEREAS, SPAC agreed to pay Sponsor a modified promissory note fee of $1,000,000 upon the successful closing of a business combination between SPAC and Aspire (the “Modified Promissory Note Fee”), and included the Modified Loan Fee in the Purchaser Expenses set forth in Exhibit A to the Aspire BCA as an expense that is required to be paid upon the successful closing of a business combination between SPAC and Aspire; and

WHEREAS, SPAC and Sponsor desire to document Sponsor’s right to payment of the Modified Promissory Note Fee upon the successful closing of a business combination between SPAC and Aspire.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Modified Promissory Note Fee. As partial consideration for the significant risk associated with Sponsor providing Visiox a bridge loan prior to entering into any business combination agreement, which provided significant benefits to SPAC, Sponsor shall be entitled to payment of the Modified Promissory Note Fee by SPAC immediately upon the successful closing of a business combination between SPAC and Aspire.

2. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

3. Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

4. No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

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6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7. Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless mutually approved in writing.

8. Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

9. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the Effective Date.

SPONSOR:

SRIRAMA Associates, LLC

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Managing Member

SPAC:

PowerUp Acquisition Corp.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

[Promissory Note Fee Agreement]